EXHIBIT 3.2

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Name of entity: KAT EXPLORATION, INC. Entity or Nevada Business Identification Number (NVID): NV19971210747 1. Entity information: Time: For Certificate of Designation or Date: 2. Effective date and time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed) The class or series of stock being designated within this filing: Series A Preferred Stock 3. Class or series of stock: (Certificate of Designation only) The original class or series of stock being amended within this filing: 4. Information for amendment of class or series of stock: Certificate of Amendment to Designation - Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. 5 . Amendment of class or series of stock : Certificate of Amendment to Designation - After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* 6.Resolution: (Certificate of Designation and Amendment to Designation only) Designation being Date of Withdrawn: Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * 7. Withdrawal: X Gregory Klok Date: 01/27/2025 Signature of Officer 8. Signature: (Required) FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation This form must be accompanied by appropriate fees. page1 of 1 Revised: 1/1/2019 Business Number C14123 - 1997 Filed in the Office of Filing Number 20254622313 Secretary of State State Of Nevada Filed On 01/27/2025 14:32:50 PM Number of Pages 2

SIGNATION AMENDMENT TO CERTIFICATE OF DE SERIES A PREFERRED STOCK KAT EXPLORATION INC. KAT EXPLORATION INC., a Nevada corporation (the “Corporation”), certiﬁes that pursuant to the authority contained in its Articles of Incorporation, and in accordance with the provisions of Sections 78.1955 and 78.0296 of the Revised Statutes of the State of Nevada, the Board of Directors of the Corporation (the “Board of Directors”), shareholder approval not being required, has amended the designated as Series A Preferred Stock as follows: Authorized Shares : There shall be 1,009 shares of Series A Preferred Stock Authorized. Conversion Rights: section (b) shall be amended by replacing section (b) with the following: (b) Each individual share of Series A shall be convertible into the number of shares of Common Stock which equals 90% of the total number of shares of Common Stock issued and outstanding, plus the total number of shares of all other series of stock, which are issued and outstanding at the time of conversion, divided by the total number of shares of Series A issued and outstanding at the time of conversion. Voting Right: In sections (a) and (b) “66.6% - (2/3) - ” shall be replaced with “90%”. Business Number C14123 - 1997 Filed in the Office of Filing Number 20254622313 Secretary of State State Of Nevada Filed On 01/27/2025 14:32:50 PM Number of Pages 2